Exhibit 99.1

Mesa Labs Reports Higher First Quarter Sales and Earnings

          LAKEWOOD, Colo., Aug. 14 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported record sales and higher earnings for the fiscal first quarter ended June 30, 2006.

          For the first quarter of fiscal 2007, net sales increased 51 percent to a record $3,674,000 from $2,440,000 in the same quarter last year.  Net income for the quarter increased 46 percent to $790,000 or $.25 per diluted share compared to $540,000 or $.17 per diluted share one year ago.

          Both net sales and income were accelerated during the quarter due to the acquisition of Raven Biological Laboratories, Inc., which was completed May 4, 2006.  While Raven’s biological indicator products added incremental sales during the quarter, sales of Mesa’s existing products also contributed to the gain, growing 18 percent during the quarter when compared to the same period last year.

          “We are very pleased with the results for the first quarter of fiscal 2007,” said John Sullivan, President and Chief Operating Officer.  “Sales for our traditional Mesa businesses grew over the same period last fiscal year, and with the addition of the Raven business, we experienced excellent sales growth overall.  By keeping our costs low, we were able to realize significant accretion in our earnings from the Raven acquisition, even during this shortened first quarter in which most of our acquisition expenses occurred. Going forward, we expect the sales momentum to continue for Mesa’s traditional businesses, and, with the Raven business contributing a full 3-months’ sales and earnings, we should see continued improvement in future quarterly results.”

          “We are initiating plans to capitalize on the synergies in our sales and marketing efforts between the DataTrace and Raven businesses,” continued John Sullivan.  “These synergies will result in better exposure for Raven products in the U.S. industrial markets, where DataTrace is well established, and for DataTrace in the international markets, where Raven has a more fully developed distributor network.  These synergies should help fuel the growth of both product lines going forward.”

          During the first quarter of the fiscal year, the Company repurchased 5,196 shares of our common stock under a previously announced buyback plan for approximately $77,000.  Other cash expenditures included the cash portion of our Raven acquisition which was approximately $3,500,000.  Despite this, the Company’s cash position only decreased by $2,016,000 to $3,695,000.  On July 31, 2006 the Company purchased the facility that houses its new Raven operation in Omaha in a related party transaction with the family of its new Board of Directors member, Mr. Robert V. Dwyer, for $1,400,000.  This transaction was paid from the Company’s existing cash balance, and we estimate that this transaction should serve to reduce Raven’s operating expenses by approximately $60,000 per year.

          During the quarter, the Company incurred significant non-cash expenses that adversely affected our reported net earnings.  These expenses included an expense for employee stock options of approximately $66,000, which are now accounted for under newly adopted SFAS 123(R).  This expense impacted our reported EPS by just over $.01 per share after taxes are considered. Additionally, approximately $80,000 of amortization for intangible assets related to the Raven acquisition was incurred during the last two months of the first fiscal quarter.

          During the second quarter of fiscal 2007, we expect to expand our direct sales effort for DataTrace product sales into the western half of the United States.  Similar to our initial direct sales efforts in the eastern half of the U.S. last year, we expect some initial increase in selling cost, which we expect will be recovered by expanding sales of DataTrace products as the fiscal year progresses.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2006 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended June 30

	2006	2005

Net Sales	$3,674,000	$2,440,000
Cost of Goods	1,287,000	902,000
Gross Profit	2,387,000	1,538,000
Operating Expense	1,192,000	749,000
Operating Income	1,195,000	789,000
Other (Income) & Expense	(39,000)	(39,000)
Earnings Before Taxes	1,234,000	828,000
Income Taxes	444,000	288,000
Net Income	$790,000	$540,000
Earnings Per Share (Basic)	$.26	$.18
Earnings Per Share (Diluted)	$.25	$.17
Average Shares (Basic)	3,095,000	3,038,000
Average Shares (Diluted)	3,160,000	3,131,000

BALANCE SHEETS (Unaudited)

	June 30 2006	March 31 2006

Cash and Short-term Investments	$3,695,000	$5,711,000
Other Current Assets	6,179,000	5,244,000
Total Current Assets	9,874,000	10,955,000
Property and Equipment	2,022,000	1,287,000
Other Assets	8,247,000	4,208,000
Total Assets	$20,143,000	$16,450,000
Liabilities	$1,354,000	$1,531,000
Stockholders’ Equity	18,789,000	14,919,000
Total Liabilities and Equity	$20,143,000	$16,450,000

SOURCE  Mesa Laboratories, Inc.
          -0-                                                      08/14/2006
          /CONTACT:  Luke R. Schmieder, CEO - Chairman of the Board of Directors, or
John J. Sullivan, President - COO, or Steven W. Peterson, VP Finance - CFO,
all of Mesa Laboratories, Inc., +1-303-987-8000/